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                                                                    EXHIBIT 21.1

                              List of Subsidiaries

Energy Concepts, Inc., a New Jersey corporation

SRC Systems, Inc., a Nevada corporation

EPS Solutions Incorporated, a Minnesota corporation

SLCN Ltd., a corporation existing under the laws of the United Kingdom